Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 24, 2006

American Community Bancshares, Inc. Announces Results for the Quarter Ended March 31, 2006

Charlotte, North Carolina, – Randy P. Helton, President and Chief Executive Officer of American Community Bancshares, Inc. (NASDAQ: ACBA) the holding company for American Community Bank (ACB), announced higher unaudited net income for the three months ended March 31, 2006 of $1,307,000 or a 25% increase over the unaudited net income for the three months ended March 31, 2005 of $1,048,000. Earnings per share (diluted) increased to $.18 compared to $0.17 for the three months ended March 31, 2005. The annualized return on average assets for the quarter was 1.19% compared to 1.05% for 2005 and the annualized return on average equity was 10.30% compared to 11.11% in 2005. The decrease in annualized return on average equity for the quarter is primarily attributable to an increase in outstanding shares from the exercise of warrants during the second quarter of 2005.

Total assets at March 31, 2006 were $459.8 million, with loan and lease receivables of $346.0 million, deposits of $366.6 million, borrowings of $39.9 million, and stockholders’ equity of $51.6 million. Total assets increased $57.7 million or 14.4% from March 31, 2005, loans increased $37.5 million or 12.0%, deposits increased $52.1 million or 16.6% and stockholders’ equity increased $12.2 million or 30.8%. The conversion of outstanding warrants issued in April 2002 accounted for $10.4 million of the increase in stockholders’ equity.

The allowance for loan losses represented 1.29% of total loans at March 31, 2006 compared to 1.14% at March 31, 2005. Non-performing loans totaled $1,079,000 or 0.31% of loans at March 31, 2006 compared to $759,000 or 0.24% of loans at March 31, 2005. Non-performing assets (which includes non-performing loans, foreclosed real estate and repossessed assets) totaled $1,234,000 at March 31, 2006 and represented 0.27% of total assets compared to $1,092,000 or 0.27% of total assets at March 31, 2005, a $142,000 or a 13.0% increase.

Net interest income for the quarter ended March 31, 2006 totaled $4.5 million, an increase of 22.8% over the $3.7 million for the quarter ended March 31, 2005. Primarily as a result of Federal Reserve rate increases, the Company’s net interest margin continued to improve increasing to 4.44% for the quarter ended March 31, 2006 from 4.03% for the quarter ended March 31, 2005. Non-interest income for the quarter ended March 31, 2006 totaled $827,000, an increase of $80,000 or 10.7% from the quarter ended March 31, 2005. In addition, operating expenses increased $375,000 or 14.2% from $2.6 million for the quarter ended March 31, 2005 to $3.0 million for the quarter ended March 31, 2006 largely as a result of the opening of two new branches during the second quarter of 2005. The efficiency ratio for the quarter ended March 31, 2006 was 56.42% as compared to 59.67% for the quarter ended March 31, 2005.

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank. American Community Bank is a full service community bank, headquartered in Monroe, NC with nine North Carolina offices located in the fast growing Union and Mecklenburg counties and four South Carolina offices located in York and Cherokee counties. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ National market under the symbol “ACBA”. For more information contact- Stephanie Helms, Shareholder Relations or Dan Ellis, CFO at (704) 225- 8444.

American Community Bancshares, Inc.

(Amounts in thousands except share and per share data)

(Unaudited)

Consolidated Balance Sheet

	March 31, 2006	December 31, 2005 (a)	September 30, 2005	June 30, 2005	March 31, 2005

Assets
Cash and due from banks	$13,646	$12,495	$16,226	$13,518	$11,478
Interest-earning deposits with banks	10,087	4,454	10,920	2,970	5,833
Investment securities	62,842	64,307	60,635	53,253	49,680

Loans	350,516	332,708	332,447	326,266	312,970
Allowance for loan losses	(4,528)	(4,331)	(3,968)	(3,738)	(3,562)

Net loans	345,988	328,377	328,479	322,528	309,408

Accrued interest receivable	2,527	2,432	2,187	1,915	1,842
Bank premises and equipment	9,467	9,660	9,812	10,032	9,171
Foreclosed real estate	91	386	112	176	221
Non-marketable equity securities at cost	2,062	1,996	1,996	1,996	2,139
Goodwill	9,838	9,838	9,838	9,838	9,838
Other assets	3,294	2,726	3,023	3,116	2,492

Total assets	$459,842	$436,671	$443,228	$419,342	$402,102

Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$57,276	$58,054	$52,735	$51,702	$46,120
Interest bearing	309,302	287,347	301,982	278,188	268,377

Total deposits	366,578	345,401	354,717	329,890	314,497

Borrowings	39,885	38,464	36,531	39,049	46,521
Accrued expenses and other liabilities	1,761	1,920	1,840	1,218	1,626

Total liabilities	408,224	385,785	393,088	370,157	362,644

Total stockholders’ equity	51,618	50,886	50,140	49,185	39,458

Total liabilities and stockholders’ equity	$459,842	$436,671	$443,228	$419,342	$402,102

Ending shares outstanding	6,853,240	6,853,010	6,812,600	6,800,450	5,560,209
Book value per share	7.53	7.43	7.36	7.23	7.10

Average Balances:
Loans	$338,525	$329,267	$327,946	$311,642	$307,256
Earning assets	414,294	408,788	394,068	370,682	371,854
Total assets	446,991	437,485	427,443	403,842	404,112
Interest-bearing deposits	296,171	296,918	290,565	274,903	269,816
Stockholders’ equity	51,457	50,536	49,696	45,537	38,279

(a)	Derived from audited consolidated financial statements.

American Community Bancshares, Inc.

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

Three months ended	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
Total interest income	$7,328	$7,112	$6,797	$6,003	$5,672
Total interest expense	2,797	2,615	2,468	2,116	1,981

Net interest income	4,531	4,497	4,329	3,887	3,691

Provision for loan losses	272	294	224	182	109

Net interest income after provision for loan loss	4,259	4,203	4,105	3,705	3,582

Non-interest income
Service charges on deposit accounts	562	609	598	585	513
Mortgage banking operations	81	77	87	133	88
Realized gains on sale of securities	25	—	—	—	10
Other	159	152	144	162	136

Total non-interest income	827	838	829	880	747

Non-interest expense
Salaries and employee benefits	1,529	1,466	1,523	1,400	1,350
Occupancy and equipment	571	569	569	527	485
Other	923	1,100	971	969	813

Total non-interest expense	3,023	3,135	3,063	2,896	2,648

Income before income taxes	2,063	1,906	1,871	1,689	1,681
Provision for income taxes	756	697	686	623	633

Net income	$1,307	$1,209	$1,185	$1,066	$1,048

Net income per share
Basic	$0.19	$0.18	$0.17	$0.17	$0.19
Diluted	$0.18	$0.17	$0.17	$0.16	$0.17

Weighted average number of shares outstanding
Basic	6,853,240	6,833,259	6,804,662	6,401,366	5,397,443
Diluted	7,156,948	7,134,699	7,130,129	6,693,972	6,083,385

Return on average equity	10.30%	9.49%	9.46%	9.39%	11.11%
Return on average assets	1.19%	1.10%	1.10%	1.06%	1.05%

Net interest margin	4.44%	4.36%	4.36%	4.21%	4.03%
Efficiency ratio	56.42%	58.76%	59.38%	60.75%	59.67%

Allowance for loan losses to total loans	1.29%	1.30%	1.19%	1.15%	1.14%
Net charge-offs to avg loans (annualized)	0.02%	-0.24%	0.01%	0.01%	0.01%
Nonperforming loans to total loans	0.31%	0.29%	0.31%	0.23%	0.24%
Nonperforming assets to total assets	0.27%	0.33%	0.28%	0.24%	0.27%